Exhibit 99.6

CITIUS ONCOLOGY, INC.

CODE OF CONDUCT FOR

PRINCIPAL EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS

Citius Oncology, Inc. (the “Company”) has a Code of Ethics applicable to all members of the Board of Directors and Associates (which is what the Company calls its employees) of the Company. The principal executive officer (“PEO”) and all senior financial officers, including the chief financial officer and the principal accounting officer or controller, or persons performing similar functions (each a “Senior Financial Officer”), are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest and compliance with law. In addition to the Code of Ethics, the PEO and Senior Financial Officers are subject to the following additional specific policies (this “Code”):

1.	The PEO and all Senior Financial Officers are responsible for full, fair, accurate, timely and understandable disclosure in the reports and documents filed by the Company with the Securities and Exchange Commission and in other public communications made by the Company. Accordingly, it is the responsibility of the PEO and each Senior Financial Officer promptly to bring to the attention of the Audit Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Audit Committee in fulfilling its responsibilities as specified on financial reporting and disclosure.

2.	The PEO and all Senior Financial Officers shall act honestly, ethically, in good faith, responsibly, with due care, competence and diligence, and without misrepresenting material facts or allowing their independent judgment to be subordinated.

3.	The PEO and all Senior Financial Officers shall respect the confidentiality of information acquired in the course of their work except when authorized or otherwise legally obligated to disclose such information. Confidential information acquired in the course of their work may not be used for personal advantage.

4.	The PEO and all Senior Financial Officers shall use in a responsible manner any and all Company assets and resources employed or entrusted to them.

5.	The PEO and all Senior Financial Officers shall, and shall strive to ensure that all other officers and associates, carry out their duties in compliance with all applicable governmental laws, rules and regulations.

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6.	The PEO and each Senior Financial Officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves any director, officer or other associate who has a significant role in the Company’s financial reporting, disclosure or internal controls for disclosure and financial reporting.

7.	The PEO and each Senior Financial Officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning any actual or apparent conflict of interest, whether in the past, ongoing or contemplated, between personal and professional relationships, involving himself or herself or any other officer or associate or director who has a significant role in the Company’s financial reporting, disclosure or internal controls for disclosure and financial reporting.

8.	The PEO and each Senior Financial Officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning evidence of any violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code of Ethics or of this Code.

9.	The Board of Directors, which for purposes hereof includes its appropriate committee, shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Ethics or of this Code by the PEO and the Senior Financial Officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Ethics and to this Code, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits, “clawback” of any incentive compensation that would not have been earned but for the violation, and termination of the individual’s employment, all as determined by the Board. In determining what action is appropriate in a particular case, the Board or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

IF YOU HAVE ANY QUESTIONS REGARDING THIS POLICY, PLEASE CONTACT THE CHIEF EXECUTIVE OFFICER OR CHAIRPERSON OF THE AUDIT COMMITTEE.

Adopted by the Board of Directors on [  ], 2024.

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